August 7, 2007
PRESS RELEASE
Cortland Bancorp announced today that the Company’s total assets at June 30, 2007 totaled $485.6 million, representing a 3% increase from the total assets of $471.7 million recorded at December 31, 2006, and a better than 5% increase from the levels of a year ago, June 30, 2006. Net loans were $213.6 million, representing a 9 % increase from the net loan total of $195.9 million recorded at June 30, 2006. Total deposits at June 30, 2007 registered $371.8 million compared to the $343.5 million in total deposits recorded at the same time in 2006, a better than 8% increase.
Lawrence A. Fantauzzi, President and Chief Executive Officer of Cortland Bancorp reported that net income for the quarter ended June 30, 2007 measured $1.057 million compared to $1.076 million for the same quarter a year ago, a decline of less than 2%. Earnings per share for the quarter were $0.24 both in 2007 and 2006. Dividends per share for the quarter were $0.22 both in 2007 and 2006.
For the six month period ended June 30, 2007, Mr. Fantauzzi noted that the Company earned $2.159 million, representing a 4% decrease from the $2.251 million earned during the six month period a year ago. Earnings per share registered $0.48 compared to last year’s first half earnings of $0.50 per share. Dividends per share were $0.44 for the first six months of 2007 and $0.43 for the first half of 2006.
Mr. Fantauzzi stated that the Company’s earnings were pressured by start-up costs associated with the Company’s new strategic growth plan and a continued contraction of the Company’s net interest margin (the difference between what the Company earns on its loans and investments and the interest it pays on its deposits and borrowings) arising from the Federal Reserve’s on-going efforts to curb inflation.
Mr. Fantauzzi observed that core earnings, which exclude the gains on loans sold, investment securities sold or called and certain other non recurring items, actually increased modestly over the six month period ended June 30, 2007, reflecting an increase of 1.7% when compared to the same six month period of 2006. Core earnings were $2.113 million for the first six months of 2007 as compared to $2.078 million for the same six month period of 2006.
The increase in core earnings is attributable, in part, to an improving trend in the Company’s overall credit quality during 2007, Mr. Fantauzzi stated. Loans 30 days or more beyond their contractual due date declined to 1.56% of total loans from a level of 2.55% a year ago.
There was also a reduction in certain problem loans which are accounted for on a non accrual basis. These loans totaled $2.774 million at June 30, 2007, as compared to non accrual loans of $3.977 million at June 30, 2006. A loan is placed on a non accrual basis whenever sufficient information is received to question the collectibility of the loan or any time legal proceedings are initiated to enforce collection of a loan.
A provision for loan loss of $130,000 was charged to operations during the first six months of 2006. The favorable trends in asset quality, as noted herein, negated the need for any additional provision for loan loss through the first six months of 2007.
The Company’s return on average equity over the past four quarters measured 8.85%, while its return on average assets over the same four quarters was 0.95%. The Company’s net interest margin ratio was 3.38% for the quarter ended June 30, 2007, as compared to 3.51% last quarter and 3.68% for the same quarter a year ago. As of June 30, 2007, the Company’s ratio of equity to assets stood at 10%, while its risk based capital ratios were in excess of 18%, indicating a well capitalized financial institution by regulatory standards. The Company’s bank subsidiary is rated “Satisfactory” for purposes of the Community Reinvestment Act, and is also considered well capitalized.
The Company is a financial holding Company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen community banking offices located in Trumbull, Mahoning, Portage and Ashtabula counties in northeastern Ohio.
The common stock of Cortland Bancorp trades in the “over-the counter market” on the NASDAQ OTC BB under the symbol CLDB.